Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

TERMINATION AND TRANSITION SUPPORT AGREEMENT

THIS TERMINATION AND TRANSITION SUPPORT AGREEMENT (the “Agreement”) is made as of May 25, 2018 (the “Effective Date”), by and between TITAN PHARMACEUTICALS, INC., a Delaware corporation having its principal office at 400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080-1921 (“Titan”), and BRAEBURN PHARMACEUTICALS, INC., a Delaware corporation having its principal office at 450 Plymouth Rd., Suite 400, Plymouth Meeting, PA 19462 (“Braeburn”). Each of Titan and Braeburn may be referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Titan and Braeburn are parties to the License Agreement, dated December 14, 2012, as amended on May 28, 2013, July 2, 2013 and November 12, 2013 (as amended, the “License Agreement”), pursuant to which Titan granted Braeburn an exclusive license to use, Promote, market, distribute, offer for sale, sell or otherwise dispose of Products in the Territory;

WHEREAS, pursuant to its rights under the License Agreement, Braeburn has been commercializing Licensed Products in the Territory;

WHEREAS, Titan and Braeburn mutually desire to terminate the License Agreement and have all rights to Licensed Products granted thereunder revert to Titan and certain assets owned or controlled by Braeburn related to Licensed Products assigned, transferred and conveyed to Titan, such reversion, assignment, transfer and conveyance (the “Transfer”) to be on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the termination of the License Agreement and the Transfer of certain assets of Braeburn related to the Licensed Product to Titan, Braeburn has agreed to provide certain transition support services to Titan during the period set forth herein to facilitate Titan’s exploitation of the Licensed Product following the Effective Date.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1.            Definitions. Capitalized terms used in this Agreement but not defined below or elsewhere in this Agreement shall have the meanings set forth in the License Agreement.

(a)          “Braeburn Marks” means the trade names, corporate names and corporate logos of Braeburn that are used by Braeburn in connection with the Exploitation of Licensed Product prior to or as of the Effective Date, but that are not a Transferred Intellectual Property.

(b)          “Braeburn Regulatory Transfer Documents” means the letter to the FDA transferring to Titan rights to the applicable Regulatory Approvals issued by the FDA and Transferred Clinical Trial Authorizations and to applications therefor and analogous transfer letters, transfer applications or similar documents for any other applicable jurisdictions in the Territory.

(c)          “Business” means the Exploitation of Licensed Products in the Territory, including the development and manufacturing of Licensed Products therefor, and all activities appurtenant thereto, such as importing, marketing, selling and distributing Licensed Products in the Territory.

(d)          “Chargebacks” means all chargebacks and all other credits and reimbursements, other than Rebates, paid to Third Party Customers directly based upon the sales of the Licensed Product in the Territory.

(e)          “Contract” means any written contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement.

(f)          “Domain Names” means all internet domain names registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the internet and all applications and rights of renewal for any of the foregoing, that are registered, solely or jointly, by Braeburn and exclusively used or held for use in connection with the Exploitation of Licensed Product and set forth on Schedule 1(f).

(g)           “DPT” means DPT Laboratories, Ltd.

(h)          “Encumbrance” means any claim, mortgage, pledge, assessment, security interest, option, deed of trust, lease, lien, levy, restriction on transferability, defect in title, charge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

(i)          “Excluded State Licenses” means the permits, licenses and registrations set forth on Schedule 1(i).

(j)          “Exploit” or “Exploitation” means to manufacture, have manufactured, import, export, use, have used, sell, offer for sale, have sold, research (including through clinical research), develop, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, Promote, market, supply or otherwise dispose of, or to license or otherwise permit any Person to conduct any of the foregoing.

(k)          “FSS” shall mean Federal Supply Schedule administered by the United States Department of Veterans Affairs.

(l)           “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or similar order entered by or with any Governmental Authority (in each case whether preliminary or final).

(m)          “Intellectual Property” means, collectively, all Patent Rights, Know-How, trademarks and copyrights.

(n)          “Medicaid Rebate Program” means the rebate program established pursuant to 42 U.S.C. §1396r-8.

(o)          “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or a Governmental Authority.

2

(p)          “Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

(q)          “Rebates” means rebates, price reductions, administrative fees and related adjustments charged under the Medicaid Rebate Program or other direct or indirect Third Party customers or Governmental Authorities based upon the utilization of Licensed Products in the Territory.

(r)          “Tax” and “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, capital, excise, personal or real property, business, goods and services, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, escheat, unclaimed property, occupation and franchise taxes, imposed by any Taxing Authority and including any interest, penalties and additions attributable thereto.

(s)          “Tax Return” means any return, declaration, report, claim for refund, information return, documentation or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(t)          “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer any Taxes.

(u)          “Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, goods and services and other such Taxes imposed in connection with the transactions contemplated by this Agreement, regardless of whether such Taxes are recoverable or non-recoverable.

(v)         “Titan Regulatory Transfer Documents” means the letter to the FDA accepting from Braeburn the transfer of rights to the applicable Regulatory Approvals issued by the FDA and Transferred Clinical Trial Authorizations and to applications therefor and analogous transfer letters, transfer applications or similar documents for any other applicable jurisdictions in the Territory.

(w)          “Transferred Clinical Trial Authorizations” means all INDs, clinical trial authorizations and data, permits, licenses, positive opinions and any similar approvals in effect on the Effective Date and all amendments, modifications, and successors thereto permitting Braeburn to perform clinical testing of Licensed Product in human subjects, including the Phase IV Clinical Trials mandated by the FDA in connection with its approval of the NDA.

(x)          “Transferred Intellectual Property” means all Patent Rights and Know-How owned by Braeburn that are exclusively related to the Licensed Product or exclusively used or held in connection with the Exploitation of Licensed Product.

(y)          “Transferred Promotional Materials” means, to the extent in the possession of or otherwise owned by Braeburn, in any written or electronic form, all final versions of “advertisements,” as set forth by FDA in 21 C.F.R. §202.1(l)(1) and “labeling,” as set forth by FDA in 21 C.F.R. §202.1(l)(2) and any foreign equivalents, including social media accounts, medical education and informational materials, sales training materials (including related quizzes and answers, if any), point of sales materials, existing customer lists, and trade show materials, if any, in each case to the extent used exclusively for the marketing, Promotion, distribution and sale of Licensed Products as of the Effective Date.

3

(z)          “Transferred Records” means, in written or electronic form, all books and records to the extent (i) exclusively related to Licensed Product, (ii) in the possession of Braeburn and (iii) necessary to Exploit Licensed Product, including vendor and supplier lists and correspondence, training materials, prescriber enrollment, certification, decertification, and recertification records (including the database of enrolled prescribers required by the REMS for the Licensed Product), REMS compliance documentation and information relevant to REMS assessment, PV reports, safety databases, medical information queries and responses, customer complaints, technical reports, batch documentation (including copies of executed batch records and disposition packages) for the Inventory, medical affairs materials, drug safety, distribution and prescribing information, and inspection and audit histories. For clarity, the Transferred Records shall not include (A) human resources and any other employee books and records, (B) any financial, tax and accounting records to the extent not related to Licensed Product, (C) any items to the extent their transfer is prohibited by Law or (D) the Transferred Regulatory Materials, the Transferred Promotional Materials or the Transferred Intellectual Property.

(aa)          “Transition Period” means the period commencing at 12:01am EST on the Effective Date and terminating on December 28, 2018 or such earlier date as the Parties shall mutually agree.

(bb)         “VA Master Agreement” means the Master Agreement entered into between a pharmaceutical manufacturer and the Department of Veterans Affairs to implement the provisions of the Veterans Health Care Act of 1992, 38 U.S.C. §8126.

(cc)         Each capitalized term used herein but not defined above or in the License Agreement shall have the meaning set forth in the Section of this Agreement indicated below:

Defined Term	Section
Accounts Receivable	6(d)(i)
Agreement	Preamble
Assigned Contracts	3(a)(iv)
Assumed Liabilities	3(c)
Braeburn	Preamble
Braeburn Background Technology	4(c)
Braeburn Indemnitees	8(a)(i)
Braeburn Parties	9(b)
Braeburn Released Claims	9(b)
Braeburn Releasees	9(a)
Claim	8(d)(i)
Co-Pay Claims	6(b)(vi)
Closing	3(f)(i)
Contact Persons	5(d)
Effective Date	Preamble
Excluded Assets	3(b)
Excluded Inventory	3(a)(ii)
Excluded Liabilities	3(d)

4

Defined Term	Section
Excluded Licenses	3(a)(i)
Indemnitee	8(d)(i)
Inventory	3(a)(ii)
Investigators	6(b)(i)
License Agreement	Recitals
NDC	6(b)(v)
Omitted Asset	4(d)(ii)
Parties	Preamble
Party	Preamble
Permitted Encumbrances	7(b)(i)
Prescription Analytics	6(c)(iv)(A)
Released Claims	9(b)
Services Standards	4(b)(i)
Survival Period	8(a)(ii)
Third Party Claim	8(d)(ii)
Third Party Claim Notice	8(d)(ii)
Titan	Preamble
Titan Indemnitees	8(a)(i)
Titan Parties	9(a)
Titan Released Claims	9(a)
Titan Releasees	9(b)
Transfer	Recitals
Transferred Assets	3(a)
Transferred Inventory	3(a)(ii)
Transferred Regulatory Materials	3(a)(i)
Transition Services	5(b)
Transition Team	5(d)
2018 FDA Fees	3(b)

2.             Termination of License Agreement.

(a)          Termination Date. Except as otherwise provided in this Section 2(a), the Parties hereby agree to terminate the License Agreement, which termination shall be effective on the Effective Date. The Parties further agree that, on and following the Effective Date, the License Agreement shall have no further force or effect and all rights and obligations, including all rights and obligations identified in the License Agreement as surviving the termination of the License Agreement, of Titan and Braeburn under the License Agreement shall cease and terminate; provided, however, that nothing in this Section 2(a) shall relieve Braeburn from its obligations to pay any royalties on sales of the Licensed Product due and payable but not yet paid under the License Agreement prior to the Effective Date. As of the Effective Date, Braeburn shall have no further rights to Exploit the Licensed Products in the Territory, except to the extent necessary to carry out or perform the Transition Services hereunder.

(b)          Termination Payment; No Further Payments. In order to assist Titan with its commercialization efforts with respect to the Licensed Product, on the second Business Day following the Effective Date Braeburn shall pay Titan a non-refundable, non-creditable cash payment of $1,000,000 by wire transfer of immediately available funds to the account specified in writing by Titan on or prior to the Effective Date. Thereafter, Braeburn shall have no further payment obligations to Titan under the License Agreement, except for royalties on sales of the Licensed Product due and payable but not yet paid under the License Agreement prior to the Effective Date.

5

(c)          Survival of License Agreement Provisions. The following provisions of the License Agreement shall survive the termination of the License Agreement: Section 1 (Definitions), Section 6.5 (Taxes) and Section 8.1 (Ownership), Section 11 (Confidentiality and Publicity) and, solely with respect to claims arising prior to the Effective Date, Sections 13.1 through 13.5 (inclusive).

3.             Transfer of Assets and Assumption of Liabilities.

(a)          Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Braeburn shall transfer, convey, assign and deliver to Titan, and Titan shall acquire and accept from Braeburn, all of Braeburn’s right, title and interest in and to the following assets (collectively, the “Transferred Assets”), free and clear of any Encumbrances, other than Permitted Encumbrances:

(i)          all Regulatory Approvals and the Transferred Clinical Trial Authorizations and all other applications, submissions, notifications, communications, correspondence, registrations, and other filings made to, received from or otherwise conducted with a Regulatory Authority relating to Regulatory Approvals or to the research, development, manufacture or commercialization of Product, in the Territory, including INDs and NDAs, and any reports or amendments necessary to maintain the Regulatory Approvals, but excluding (A) the Excluded State Licenses and (B) any other governmental licenses, approvals or authorizations that are not permitted to be transferred to Titan by the relevant Governmental Authority or as a matter of law ((A) and (B), the “Excluded Licenses”) (collectively, the “Transferred Regulatory Materials”);

(ii)         all inventory of EVA, Applicators, training kits, insertion and removal kits, and Product (together with any Product packaging materials thereon), together with the inventory of work-in-progress, samples, packaging and all raw materials, whether or not labeled, and all Product-related supplies, packaging and labeling material, in each case, exclusively related to the Licensed Product (collectively, the “Inventory”), owned as of the Effective Date by Braeburn that have not been sold to a wholesaler or distributor, but excluding any EVA and Compound held on behalf of Braeburn by DPT as of the Effective Date (the “Excluded Inventory”) (collectively, the “Transferred Inventory”);

(iii)        the Transferred Records;

(iv)        the Contracts set forth on Schedule 3(a)(iv) (all such Contracts, the “Assigned Contracts”);

(v)         the Transferred Intellectual Property, including the rights to enforce the same for past, present and future infringements or other violations thereof and any goodwill related to such Transferred Intellectual Property;

(vi)        all Transferred Promotional Materials;

(vii)       the website(s) associated with the Domain Names, and all TCP/IP addresses, the source code controlled by Braeburn related to the operation thereof and all text, graphics, images, data, audio files, video files and other content contained thereon in possession of Braeburn; and

6

(viii)      all rights, claims, causes of actions, rights of recovery, and credits, including all guarantees, warranties, indemnities and similar rights, whenever incurred, in favor of Braeburn to the extent relating to any Transferred Assets and events or circumstances arising on or after the Effective Date.

(b)          Excluded Assets. All assets, properties, rights and interests of Braeburn not included in the Transferred Assets are expressly excluded from the transfer, conveyance and assignment contemplated hereby and as such are not included in the Transferred Assets and shall remain the assets, property, rights and interests of Braeburn, including (i) the Excluded Licenses, (ii) all accounts receivable, notes receivable and similar rights to receive payments of Braeburn existing on the Effective Date and arising out of the operation or conduct of the Business in the Territory prior to the Effective Date, (iii) any Excluded Inventory and (iv) any assets owned or controlled by Braeburn that are not exclusively related to Licensed Products (the “Excluded Assets”).

(c)          Assumed Liabilities. Subject to the terms and conditions set forth herein, on the Effective Date, Titan shall assume and agree to pay, perform and discharge all obligations and liabilities of Braeburn under or relating to the Transferred Assets whenever arising, except for the Excluded Liabilities (collectively, the “Assumed Liabilities”), including:

(i)          all liabilities arising out of or relating to (A) claims (including product liability claims) for injury to person or property that resulted from the use or misuse of Licensed Product sold on or after the Effective Date, including the use or misuse of Licensed Product in connection with any clinical trial or (B) claims, irrespective of the legal theory asserted, to the extent arising from the operation of the Business or the use of the Transferred Assets, in each case, on or after the Effective Date by Titan, or on their behalf in accordance with this Agreement;

(ii)         all liabilities of Titan set forth in Section 6 of this Agreement;

(iii)        all liabilities under the Assigned Contracts arising on or after the Effective Date, but excluding those liabilities arising from a breach by Braeburn under any Assigned Contract prior to the Effective Date;

(iv)        all liabilities to third party customers, third party suppliers or other third parties for the Licensed Products, to the extent relating to the Licensed Products sold or distributed after the Effective Date by Titan or its Affiliates, or on their behalf in accordance with this Agreement, including (A) liabilities to customers under purchase orders for Licensed Product that has not yet been shipped as of the Effective Date and (B) liabilities to suppliers or other third parties arising in the ordinary course of business on or after the Effective Date;

(v)         all Taxes apportioned to Titan pursuant to this Agreement;

(vi)        all liabilities with respect to returns of Licensed Products sold or distributed by Titan or its Affiliates, or on their behalf in accordance with this Agreement, whenever sold; and

7

(vii)       all other liabilities that relate to, or that arise out of, Titan’s or any of its Affiliates’ use, ownership, possession, operation, sale or lease of any of the Transferred Assets on or following the Effective Date or the distribution or sale of any of the Licensed Product by Titan or its Affiliates.

(d)          Excluded Liabilities. Notwithstanding any provision of this Agreement or the License Agreement to the contrary, all liabilities arising prior to the Effective Date or not included in the Assumed Liabilities shall remain the sole obligation and responsibility of Braeburn, including all accrued receipts and accounts payable arising out of the operation or conduct of the Business prior to the Effective Date and all Prescription Drug User Fee Act program fees due for the period ending October 31, 2018 (the “2018 FDA Fees”), no matter when invoiced by the FDA (the “Excluded Liabilities”). Braeburn shall, subject to receipt of satisfactory evidence of Titan’s payment thereof, promptly (but in no event later than ten (10) Business Days following Braeburn’s receipt) reimburse Titan for the 2018 FDA Fees.

(e)          Transfer Taxes and Other Costs.

(i)          All Transfer Taxes payable in connection with the Transfer under this Agreement and the other Transaction Documents shall be borne and paid solely by Titan when due in compliance with applicable Transfer Tax Laws; provided, however, that, if Braeburn determines that it is required by applicable Law to pay any Transfer Taxes, then Braeburn shall pay such Transfer Taxes, and Titan shall, subject to receipt of satisfactory evidence of payment thereof, promptly reimburse Braeburn in U.S. Dollars.

(ii)         Titan and Braeburn shall cooperate in preparing and timely filing all Tax Returns as may be required to comply with the provisions of applicable Transfer Tax Laws.

(iii)        All costs and fees associated with transferring to Titan the Transferred Intellectual Property and the Regulatory Approvals conveyed to Titan at the Closing shall be borne and paid solely by Titan when due; provided, that if any such amount shall be incurred by Braeburn, Titan shall, subject to receipt of satisfactory evidence of Braeburn’s payment thereof, promptly (but in no event later than ten Business Days following Titan’s receipt) reimburse Braeburn.

(iv)        All costs and expenses associated with removing and moving any Transferred Asset to a location designated by Titan shall be borne and paid solely by Titan when due; provided, that if any such amount shall be incurred by Braeburn, Titan shall, subject to receipt of satisfactory evidence of Braeburn’s payment thereof, promptly (but in no event later than ten (10) Business Days following Titan’s receipt of such evidence) reimburse Braeburn.

(f)          Closing. The Closing of the transfer, assignment and conveyance of the Transferred Assets and the Assumed Liabilities (the “Closing”) shall take place by the electronic delivery of documents, at 10:00 A.M., Eastern Time on the Business Day immediately following the Effective Date or at such other place and time as the Parties may mutually agree in writing. At the Closing, the Parties shall execute and deliver the following documents (together with this Agreement, the “Transaction Documents”): counterparts to the assignment and assumption agreement and bill of sale in the form of Exhibit A and a domain name assignment in the form of Exhibit B.

8

(g)          Electronic and Tangible Transferred Assets.

(i)          Notwithstanding anything herein to the contrary prior to delivering or making available to Titan any files, documents, instruments, papers, books and records constituting Transferred Regulatory Materials, Transferred Records or Transferred Promotional Materials, Braeburn shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Licensed Product in the Territory.

(ii)         All tangible Transferred Assets (other than any such Transferred Assets to be transferred to Titan in electronic format) will be delivered promptly after the Effective Date (and in any case within two weeks after the Effective Date) to Titan or its designee at Braeburn’s principal place of business or, to the extent that any such Transferred Assets are located on the Effective Date at the premises of a Third Party, to Titan or its designee at such other location. Titan shall receive and remove such tangible Transferred Assets from the location where they are delivered within such two week period. If Titan fails to receive and remove such tangible Transferred Assets within such two week period, Braeburn may, in its sole discretion, dispose of such Transferred Assets.

4.             Additional Undertakings.

(a)          Retention of Documents. Braeburn may retain one copy of the Transferred Regulatory Information and the Transferred Records included within the Transferred Assets to the extent necessary for Taxes or accounting purposes or for legal proceedings or investigations pending or threatened as of the Effective Date or as reasonably necessary to comply with its obligations under this Agreement, and access to such information shall be restricted to Braeburn’s legal counsel and such employees of Braeburn who have a “need to know” such information in connection therewith.

(b)          Transitional Trademark License.

(i)          Braeburn hereby grants to Titan, and Titan hereby accepts, a non-exclusive, non-transferable, sublicensable (solely to Titan’s Affiliates and any Third Party acting on Titan’s behalf), royalty-free, fully paid-up, license in the Territory to use the Braeburn Marks until the expiration or earlier termination of the Transition Period, solely in connection with (A) the sale and distribution, in accordance with Law, in the Territory of the Transferred Inventory that are packaged or labeled with any Braeburn Marks and (B) the Promotion of the Product, in accordance with Law, in the Territory through the use of Transferred Promotional Materials that contain Braeburn Marks. Titan shall ensure that all use of the Braeburn Marks by Titan and its Affiliates after the Closing shall be only of a level of quality and compliance with Laws equal to or greater than the quality and compliance with Laws of the use of the Braeburn Marks prior to the Closing, and shall not use the Braeburn Marks in any manner that may damage or tarnish the goodwill associated therewith or the reputation or goodwill of Braeburn. In no event shall Titan or any of its Affiliates (1) use any Braeburn Marks in any manner or for any purpose different from the use of such Braeburn Marks by Braeburn immediately prior to the Effective Date to market, distribute and sell the Licensed Products in the Territory, or (2) manufacture or produce, or cause or permit any Third Party to manufacture or produce, any new labels, packaging or advertising, marketing or sales and Promotional materials using or otherwise incorporating any Braeburn Marks in any manner. Notwithstanding the foregoing, Titan acknowledges and agrees that (x) the license granted under this Section 4(b)(i) is being granted solely for transitional purposes and Titan shall cease its use of the Braeburn Marks upon expiration of the Transition Period, (y) it shall have no right to sublicense or otherwise transfer its rights under this Section 4(b)(i) to any Third Party and (z) to the extent it is commercially reasonable to do so, it shall promptly replace any Braeburn Marks with Titan’s logos or tradename in all marketing materials with respect to the Licensed Product.

9

(ii)         During the Transition Period, Titan shall not, and it shall cause its Affiliates not to, (A) directly or indirectly, at any time challenge Braeburn’s rights, title or interest in and to the Braeburn Marks or in any registration or registration application therefor; or (B) represent to any Third Party that it has, in any jurisdiction, any ownership rights in or to the Braeburn Marks or any other rights in the Braeburn Marks other than the specific rights conferred by this Agreement.

(iii)        Titan hereby acknowledges and agrees that (A) as between the Parties, Braeburn has exclusive right, title and interest in and to the Braeburn Marks and to any registration or registration application therefor, (B) nothing herein shall be construed to grant Titan any rights in the Braeburn Marks, except for the limited license right expressly conferred by Section 4(b)(i), (C) no ownership rights are vested or created in the Braeburn Marks anywhere in the world by the license granted in Section 4(b)(i) and (D) all use of the Braeburn Marks pursuant to the license granted by Braeburn in Section 4(b)(i) by Titan, its Affiliates and its permitted sublicensees, and all goodwill generated in connection therewith, shall inure solely for and to the benefit of Braeburn.

(iv)        Promptly upon the expiration of the Transition Period, Titan shall, and shall cause its Affiliates, employees, contractors, and agents, as applicable, to (A) destroy and dispose of all labels, packaging and advertising, marketing, sales and Promotional materials (including the Transferred Promotional Materials), in each case, in its possession or subject to its control, bearing any Braeburn Marks and (B) cease using the Braeburn Marks in any form or in any manner. Titan covenants that, except as set forth in this Section 4(b), neither Titan nor any of its Affiliates shall use any Braeburn Marks in any form or in any manner.

(c)          Braeburn Background Technology. Braeburn hereby grants to Titan a non-exclusive, worldwide, irrevocable, perpetual and non-terminable, transferable, fully paid-up license, including the right to sublicense, under all Intellectual Property rights (other than the Transferred Intellectual Property and the Braeburn Marks) owned or controlled by Braeburn as of the Effective Date that is necessary to Exploit the Transferred Intellectual Property within the Territory for the Initial Indication (the “Braeburn Background Technology”).

(d)          Assigned Contracts.

(i)          For those Assigned Contracts where Braeburn has the right to assign the Assigned Contract to a Third Party without the consent of the Third Party thereto, the assignment shall be effective at the Effective Date. For any Assigned Contract which, by its terms, is not assignable without the prior consent of a Third Party and such consent is not obtained prior to the Closing, the Parties shall use commercially reasonable efforts to obtain the assignment from the applicable Third Party promptly after the Closing and until the earliest of (A) the date all such consents are obtained, (B) the date all such Assigned Contracts expire or are terminated and (C) the date which is nine months from the Effective Date. Where an Assigned Contract is not assigned to Titan at the Effective Date, Braeburn shall, at Titan’s written request, continue to maintain such Assigned Contract as part of the Transition Services to allow Titan to operate under such Assigned Contract and Titan shall reimburse Braeburn for all of Braeburn’s out-of-pocket costs and expenses in maintaining the Assigned Contract and performing Braeburn’s obligations thereunder. For the avoidance of doubt, the Parties agree that Titan shall be responsible for all costs relating to all Assigned Contracts after the Effective Date, whether or not an Assigned Contract has been assigned by the Effective Date; provided that to the extent that an Assigned Contract is not assigned to Titan within 90 days of the Effective Date, Titan shall have no obligation for any costs after the earlier of (1) the date Braeburn terminates such Assigned Contract or (2) the date of the expiration or termination of the Transition Period. To the extent that Braeburn makes a payment under an Assigned Contract that is allocable on or after the Effective Date, or Titan makes a payment under an Assigned Contract that is allocable prior to the Effective Date, then the Parties shall agree in good faith on a fair and equitable allocation of such payment and if they are unable to do so within 30 days after the commencement of such good faith negotiations (or such other period as Braeburn and Titan may mutually agree in writing), then Braeburn and Titan shall submit the matter to an independent certified public accounting firm of recognized national standing in the United States, and such accounting firm shall make a determination as to the resolution of such allocation.

10

(ii)         If, after the Closing, Titan reasonably determines that an asset owned or licensed by Braeburn that was material to the Business as conducted by Braeburn (an “Omitted Asset”) was not transferred to Titan at Closing as part of the Transferred Assets and notifies Braeburn in writing of the existence of such Omitted Asset and Titan’s belief that such Omitted Asset constitutes a Transferred Asset, Braeburn shall cooperate in good faith with Titan to determine whether such Omitted Asset should have been transferred to Titan at Closing, Braeburn shall use commercially reasonable efforts to either (A) transfer and assign the Omitted Asset to Titan or (B) otherwise make the benefits of such Omitted Asset available to Titan. Titan shall be responsible for payment of any fees or costs associated with the transfer of any Omitted Asset.

(e)          Right of Reference. Notwithstanding anything to the contrary in this Agreement, Titan hereby grants Braeburn, its licensees, sublicensees, licensors and distributors, the non-exclusive right to use and the right of reference in, to and under the Transferred Assets, in each case, as may be necessary or useful to perform its obligations under this Agreement or any agreement contemplated hereby or to comply with applicable Laws.

5.             Transition Services.

(a)          Purpose. Braeburn and Titan agree that the purpose of the Transition Services during the Transition Period is to (i) facilitate the orderly transition of the commercialization programs and efforts; (ii) minimize any disruption to the medical and regulatory support; and (iii) assure continued compliance with regulatory requirements relating to Licensed Product.

(b)          Transition Services. Subject to the terms and conditions of this Agreement, during the Transition Period, Braeburn, either directly or indirectly through one or more Third Parties, shall perform the services for or on behalf of Titan set forth on Schedule 5(b) hereto (collectively, the “Transition Services”) in order to facilitate the transition of the activities related to the Transferred Assets to Titan. For the avoidance of doubt, except as otherwise agreed by the Parties, Braeburn shall not be obligated to provide any services other than the Transition Services specified on Schedule 5(b). Notwithstanding anything in this Agreement, Braeburn shall not be required to provide a Transition Service to the extent that (i) such Transition Service is prohibited by or is otherwise in conflict with applicable Law, or (ii) providing such Transition Service would require the use of a Third Party’s intellectual property in an unlawful manner.

11

(c)          Performance of Transition Services; Service Standards.

(i)          The Transition Services shall be performed in compliance with all applicable Laws (the “Services Standards”). Under no circumstances shall Braeburn or its employees or agents (including subcontractors and any Third Parties arranged by Braeburn to perform the Transition Services) be held to a greater standard of care, efforts or skill than the Services Standards.

(ii)         Titan shall promptly respond to and cooperate with all reasonable requests made by or on behalf of Braeburn to the extent reasonably necessary to enable Braeburn to provide the Transition Services. Without limitation of the foregoing, Titan shall provide commercially reasonable resources and timely decisions, approvals and acceptances in order that Braeburn may provide the Transition Services as required under the terms of this Agreement.

(iii)        Nothing in this Agreement shall require Braeburn to obtain any additional licenses, systems, personnel or operations to provide or comply with Braeburn’s obligations set forth in this Agreement; provided, that Braeburn shall maintain all licenses (except those licenses included in the Transferred Assets) as in existence as of the Effective Date, and shall renew any and all such licenses which are set to terminate after the Effective Date during the Transition Period to the extent necessary to provide the Transition Services or comply with the obligations set forth in this Agreement.

(iv)        EXCEPT AS SET FORTH IN THIS SECTION 5(C), NEITHER BRAEBURN NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES, AND TITAN DISCLAIMS RELIANCE ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

(v)         Notwithstanding anything to the contrary in this Agreement, Titan acknowledges and agrees that the Transition Services are only for the benefit of Titan and shall not be for the benefit of any other party, sublicensed or otherwise assigned to any other party; provided, that Titan may assign its rights hereunder in accordance with Section 10(d).

(d)          Transition Management. For the purpose of managing the performance of the Transition Services, the Parties shall establish a transition team (the “Transition Team”) comprised of four members, two of whom shall be designated by Titan and two of whom shall be designated by Braeburn. The initial members of the Transition Team are set forth on Schedule 5(d) hereto. The Transition Team shall meet weekly, or on such other schedule as mutually agreed upon by the Parties, during the Transition Period in person or telephonically in order to discuss the Transition Services and the status of the transition and to manage any open issues relating to the Transition Services. The Transition Team may, at their individual discretion, involve additional team members as designated contact persons for specific functional areas (the “Contact Persons”). Either Party may, by written notice given to the other Party, replace its Transition Manager or Contact Persons.

12

(e)          Cost of Transition Services. Braeburn shall be solely responsible for all costs it incurs to provide the Transition Services; provided that if any of the Transferred Assets are reasonably necessary for Braeburn to provide the Transition Services, then Titan shall promptly provide access to such Transferred Assets to Braeburn at no additional cost.

(f)          Limited License. Titan, on behalf of itself and its Affiliates, hereby grants to Braeburn and any Third Party providing Transition Services on Braeburn’s behalf a non-exclusive, non-transferable, non-sublicenseable, royalty-free license under any Intellectual Property rights owned or controlled by Titan or its Affiliates, including the Transferred Intellectual Property, solely for the purpose of providing the Transition Services.

(g)          Representative under Assigned Contracts. Titan hereby appoints Braeburn as its representative under the Assigned Contracts to the extent required to provide the Transition Services, and for no other purpose whatsoever.

(h)          Transfer Cooperation. On or prior to the last day of the Transition Period, Braeburn shall cooperate to support any transfer to Titan of data, which shall be owned by Titan, that was generated through performance of the Transition Services. Braeburn shall, subject to Law, deliver to deliver to Titan, within such time periods as the Parties may reasonably agree, all records, data, files and other information received or computed for the benefit of Titan during the Transition Period, in electronic form and otherwise in a format agreed upon by Titan and Braeburn. Braeburn irrevocably assigns to Titan any and all of its right, title and interest in and to any Intellectual Property created or developed by one or more employees of Braeburn or its subcontractors specifically for Titan as a part of the Transition Services.

(i)          Use of Transferred Assets. During the Transition Period, Titan shall provide Braeburn, at no additional cost to Braeburn, access to and use of any Transferred Inventory reasonably necessary for Braeburn to provide the Transition Services.

(j)          Termination of Transition Period. If Titan sells, licenses or otherwise transfers to a Third Party its rights in and to the Transferred Assets or the Business, the Transition Period and all rights and licenses granted under Section 4 (other than the license granted under Section 4(c)) shall terminate and Braeburn shall no longer be obligated to provide any additional services or support with respect to the Transferred Assets or the Business, including any of the Transition Services.

6.             Additional Covenants.

(a)          Access and Information.

(i)          During the Transition Period, Braeburn shall permit Titan and its representatives to have reasonable access and duplicating rights during normal business hours, upon 72 hours’ prior written notice to Braeburn, to the books and records of Braeburn to the extent relating to the Transferred Assets or Licensed Product but not included in the Transferred Assets, and to the extent such access may reasonably be required: (A) in connection with the preparation of Titan’s accounting records, financial reporting or with any audits, (B) in connection with the preparation of any Titan tax returns or with any Titan tax audits, (C) in connection with any Proceeding or investigation relating to the Transferred Assets or Licensed Product, (D) any inspection of Titan’s or its Affiliates’ facilities by a Governmental Authority or (E) in connection with any required regulatory filing or reporting obligation or governmental inquiry relating to the Transferred Assets or Licensed Product; provided, that Titan shall reimburse Braeburn for all reasonable and necessary out-of-pocket costs and expenses incurred by Braeburn in connection with any such request. Braeburn may redact any information that does not relate to the Transferred Assets or Licensed Product, and any access of Titan or its representatives pursuant to this Section 6(a)(i) shall be conducted in a manner as not to unreasonably interfere with the operation of Braeburn.

13

(ii)         Titan shall permit Braeburn and its representatives access during normal business hours (upon 72 hours’ prior written notice to Titan) to all contracts, books, records and other data relating to the Transferred Assets and Assumed Liabilities conveyed and assumed at the Closing to the extent necessary or useful to perform its obligations under this Agreement (unless waived by Titan) and not otherwise maintained by or readily available to Braeburn; provided, that Titan shall reimburse Braeburn for all reasonable and necessary out-of-pocket costs and expenses incurred by Braeburn in connection with any such request. Titan may redact any information that does not relate to the Transferred Assets or Licensed Product, and any access of Braeburn or its representatives pursuant to this Section 6(a)(ii) shall be conducted in a manner as not to unreasonably interfere with the operation of Titan.

(iii)        The Parties shall cooperate with each other with respect to any Tax examinations, audits, contests or other Tax Proceedings relating to the Business. Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. Each Party shall promptly reimburse the other Party for such other Party’s reasonable and documented out-of-pocket expenses associated with requests made by such first Party under this Section 6(a)(iii); provided, that no other charges shall be payable by the requesting Party to the other Party in connection with such requests.

(b)          Regulatory Matters.

(i)          Phase IV Clinical Trials. Within five Business Days of the Effective Date, Braeburn shall notify the clinical investigative sites and investigators participating in the Phase IV Clinical Trials (collectively, the “Investigators”) regarding the termination of Braeburn’s responsibility for the applicable Phase IV Clinical Trial and the assumption of sponsorship and control of such Phase IV Clinical Trial by Titan. Following the Effective Date, Titan shall be responsible for executing any required amendments or agreements with the Investigators in connection with the foregoing, and Braeburn and Titan shall cooperate in good faith during the Transition Period to ensure that all Phase IV Clinical Trials are transferred in compliance with all Laws and regulations.

(ii)         Government Communications. During the Transition Period, Braeburn shall notify Titan of the occurrence and content of any material communication between Braeburn on the one hand, and any Governmental Authority (including the FDA), on the other hand, concerning the Licensed Products, the Regulatory Approvals or the Transferred Clinical Trial Authorizations (including communications relating to the transfer thereof to Titan), whether written or oral, as soon as reasonably practicable, but in no event later than three Business Days after the receipt of such communication, and shall promptly provide Titan with copies of all written communications and materials related thereto. Braeburn shall obtain Titan’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) prior to finalizing and making any regulatory filings or submissions to any Governmental Authority or providing any response to communications from a Governmental Authority relating to Licensed Products, the Regulatory Approvals and the Transferred Clinical Trial Authorizations.

14

(iii)        Transfer Documents. The Parties shall reasonably cooperate to enable Titan to prepare and submit all appropriate and necessary documentation to transfer to Titan all other Transferred Regulatory Information.

(iv)        Safety Data Exchange. No later than five Business Days after the expiration or termination of the Transition Period, Braeburn shall transfer and deliver to Titan or its designee the safety database relating to Licensed Product maintained by Braeburn on behalf of Titan pursuant to its provision of Transition Services under Section 5 hereof, in electronic format, as well as any compilations of such data in non-electronic formats, together with information relating to the collection and reporting of all AEs to any Governmental Authority as required by such Governmental Authority regarding Licensed Product prior to the expiration or termination of the Transition Period.

(v)         Product Returns. Braeburn shall be financially responsible for returned Licensed Products that are evidenced as being sold prior to the Effective Date by lot number or otherwise; provided that Braeburn shall be entitled to use any remaining Transferred Inventory at no cost to Braeburn in connection with the replacement of any returned Licensed Products. Titan shall be financially responsible for all returned Licensed Products that are evidenced as being sold by or on behalf of Titan or any of its Affiliates, licensees or distributors on or after the Effective Date by lot number or otherwise, regardless of whether such returned Licensed Product bears Titan’s or Braeburn’s national drug code (“NDC”) number or equivalent.

(vi)        Co-Pay Assistance. Braeburn shall be financially responsible for all co-pay assistance claims for patients with commercial insurance (“Co-Pay Claims”) with respect to Licensed Products that are evidenced as being sold prior to the Effective Date , where such Co-Pay Claims arise under a co-pay assistance program designed by Braeburn. Titan shall be responsible for all Co-Pay Claims with respect to Licensed Products that are evidenced as being sold on or after the Effective Date, regardless of whether such returned Licensed Product bears Titan’s or Braeburn’s NDC number or equivalent.

(vii)       Rebates. Braeburn shall be financially responsible for all Rebates with respect to Licensed Products that are evidenced as being sold prior to the Effective Date and Titan shall be responsible for all Rebates with respect to Licensed Products that are evidenced as being sold on or after the Effective Date (as reflected on Rebate claim utilization data); provided, however, that Braeburn shall be entitled to prompt (and in any event within three Business Days) reimbursement from Titan for incremental Rebates attributable to any price increase taken by Titan. For the avoidance of doubt, Braeburn shall in not be financially responsible for any Rebate claims related to Licensed Product bearing a Titan NDC.

(viii)      Chargeback Claims. With respect to Chargeback claims for the Licensed Product bearing invoice dates: (i) on or after the Effective Date, Titan shall be responsible financially and shall reimburse Braeburn for such Chargeback claims paid by Braeburn, and (ii) prior to the Effective Date, Braeburn shall be responsible financially for such Chargeback claims; provided, that Braeburn shall be entitled to prompt (and in any event within three Business Days) reimbursement from Titan for incremental chargebacks attributable to any price increase taken by Titan. For the avoidance of doubt, Braeburn shall not be financially responsible for any Chargeback claims related to Licensed Product bearing a Titan NDC.

15

(ix)         Regulatory Transfer Documents. Within three Business Days following the Closing, Titan shall provide Braeburn evidence reasonably satisfactory to Braeburn of the submission to the FDA by Titan of the Titan Regulatory Transfer Documents and the Braeburn Regulatory Transfer Documents, which documents shall be effective as of the Effective Date.

(c)          Commercial Matters.

(i)          Following the Effective Date, Titan shall obtain its own NDC numbers for the Licensed Products. Titan shall use Commercially Reasonable Efforts to have in place as soon as reasonably practicable after the Effective Date all authorizations from Governmental Authorities necessary for Titan to use such NDC number for the Licensed Products. Thereafter, Titan shall use its new NDC numbers on all invoices, orders and other communications with customers and Governmental Authorities and shall have no further right to use Braeburn’s NDC or to sell Licensed Products bearing the Braeburn NDC.

(ii)         Titan shall be permitted to sell the Transferred Inventory in the United States that Titan acquires from Braeburn that bears Braeburn’s NDC during the Transition Period. After such time, all Products sold in the Territory must be packaged and labeled with Titan’s NDC.

(iii)        Prior to the Effective Date, Braeburn maintained a patient assistance program for the Products in the United States. As soon as commercially reasonable following the Effective Date but in any event prior to the expiration of the Transition Period, Titan shall be responsible for establishing and maintaining its own patient assistance program for the Products in the Territory. Upon the establishment of Titan’s patient assistance program, Braeburn will cease providing any Transition Services related to the patient assistance program for Products in the Territory.

(iv)        On or after the Effective Date, each Party’s respective government price calculation, reporting and certification obligations arising from sales or utilization of the Products in the United States shall be handled by the Parties in accordance with the following terms:

(A)         The Parties acknowledge and agree that it is their expectation that [******************] (“[*******************”]) shall continue during the Transition Period to provide services with respect to the Governmental Price Calculations and Reporting that are materially similar to the services that **************** provided to Braeburn immediately prior to the Effective Date. Titan shall promptly notify Braeburn in advance of any lapse in or material change to the relationship with ************* that would affect any Governmental Price Calculations and Reporting for the Licensed Product bearing Braeburn’s NDC.

(B)         Beginning with the reporting period in which the Effective Date occurs, Titan shall be responsible for timely calculating, reporting, and certifying all pricing information with respect to Products that bear the Braeburn NDC required under the applicable statutes, rules and regulatory guidance under applicable federal and state laws; provided that Braeburn will be responsible for reporting pricing information required under the VA Master Agreement and its FSS contract based on Braeburn’s sales of Products from the Effective Date through the date of the removal of the Product from Braeburn’s Federal Supply Schedule contract and thereafter. Titan shall report pricing information required under the VA Master Agreement and the FSS contract starting on the next filing submission date (quarterly and/or annual) after the earlier of (1) the date Titan has its first sale of the Product or (2) the date of removal of the Product from Braeburn’s VA FSS Contract.

16

(C)         Within 10 Business Days after the Effective Date, Titan shall notify all relevant third party editorial pricing services (x) of the change in ownership for the Product bearing the Braeburn’s NDC resulting from the Transfer and (y) that Titan has authorization from Braeburn to directly report any future change of the wholesale acquisition cost with respect to the Product. Upon request from Titan, Braeburn shall provide reasonable support to validate Titan’s ownership of the Product.

(D)         During the Transition Period, (x) each Party will cooperate in good faith with the other Party with respect to government price calculations and reporting for the Product and to permit each Party to comply with all applicable laws related thereto and (y) Titan shall provide Braeburn notices of any changes or other information relating to Products bearing Braeburn’s NDC, including changes to wholesale acquisition cost and lot expiration.

(d)          Accounts Receivable and Payable.

(i)          The Parties acknowledge and agree that all accounts receivable, notes receivable and other indebtedness owed by any Third Party arising from the sale of Licensed Product in the Territory (“Accounts Receivable”), on a country-by-country basis, prior to the Effective Date shall remain the property of Braeburn and shall be collected by Braeburn subsequent to the Effective Date. The Parties acknowledge and agree that all Accounts Receivable, on a country-by-country basis, on or after the Effective Date shall be the property of Titan. In the event that, on or after the Effective Date, Titan or its Affiliates receives any payment from any obligor with respect to an Account Receivable that was accrued prior to the Effective Date, then Titan shall, within three Business Days of receipt of such payment, remit the full amount of such payment to Braeburn. In the case of the receipt by Titan of any payment of an Account Receivable from any obligor of both Braeburn and Titan then, unless otherwise specified by such obligor, such payment shall be applied first to Accounts Receivable owed to Titan with the excess, if any, remitted to Braeburn. In the event that, subsequent to the Effective Date, Braeburn receives any payments from any obligor with respect to an Account Receivable of Titan for any period on or after the Effective Date, then Braeburn shall, within three Business Days of receipt of such payment, remit the full amount of such payment to Titan. In the case of the receipt by Braeburn of any payment of any Account Receivable from any obligor of both Braeburn and Titan, then, unless otherwise specified by such obligor, such payment shall be applied first to Accounts Receivable owed to Braeburn with the excess, if any, remitted to Titan.

(ii)         In the event that subsequent to the Effective Date Titan or its Affiliates receives any invoices from any Third Party with respect to any account payable relating to the Business outstanding prior to the Effective Date, then Titan shall, within three Business Days of receipt of such invoice, provide such invoice to Braeburn. In the event that subsequent to the Effective Date Braeburn receives any invoices from any Third Party with respect to any account payable of Titan or any of its Affiliates for any period after the Effective Date, then Braeburn shall, within three Business Days of receipt of such invoice, provide such invoice to Titan.

(e)          Further Assurances. Each of Braeburn and Titan shall, at any time or from time to time after the Effective Date, at the request of the other Party, execute and deliver to the other Party all such instruments and documents or further assurances as the other Party may reasonably request in order to (i) vest in Titan all of Braeburn’s right, title and interest in and to the Transferred Assets as contemplated hereby, (ii) grant to each Party all rights contemplated herein to be granted to such Party under this Agreement and (iii) otherwise make effective the transactions contemplated hereby.

17

(f)          Insurance. The coverage under all insurance policies related to the Transferred Assets and the Business and arranged or maintained by Braeburn or its Affiliates is only for the benefit of Braeburn and its Affiliates, and not for the benefit of Titan or the Business. As soon as practicable following the Effective Date, Titan agrees to use good faith efforts arrange for its own insurance policies with respect to the Transferred Assets and the Business covering all periods and agrees not to seek, through any means, to benefit from any of Braeburn’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Transferred Assets and the Business; provided, however that Braeburn shall use commercially reasonable efforts to have Titan named as an additional insured party on its insurance policies related to the Transferred Assets and the Business for a period of 90 days following the Effective Date; provided further that Titan shall promptly, upon written request from Braeburn reimburse Braeburn for any costs incurred as a result of continuing any insurance policies with respect to the Transferred Assets and the Business following the Effective Date.

(g)          Product Packaging. Braeburn agrees to reimburse Titan for the costs associated with the packaging of [***************************] by [***************] under terms of the [********************], by and between [*************] and [*************], dated as of [**********]; provided that [***************]; provided further that [******************].

(i)          Transition of Product. Notwithstanding the provisions of Section 4(b) hereof, Titan shall use all reasonable efforts to use Titan’s NDC and to cease using the Braeburn Marks, in each case, as soon as reasonably practicable following the Effective Date.

7.             Representations and Warranties.

(a)          General Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, as follows:

(i)          Corporate Organization; Standing. Such Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement.

(ii)         Power and Authority. Such Party has all requisite power and authority to own or lease and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the other Transaction Documents, and to carry out or cause to be carried out, the Transfer and the other transactions contemplated hereby and thereby. The execution, delivery and performance by such Party of this Agreement and the other Transaction Documents and the performance by such Party of all of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action.

18

(iii)        Non-Contravention. The execution, delivery and performance by such Party of this Agreement and the other Transaction Documents does not and will not (A) assuming compliance with Section 7(a)(v), materially violate any provision of any Law or Governmental Order presently in effect having applicability to such Party; (B) violate or conflict with any provision of its certificate of incorporation or bylaws or other organizational or governing documents; or (C) subject to obtaining any consents under the Assigned Contracts, materially conflict with or constitute a material default under any other agreement to which such Party is a party, except, with respect to the immediately preceding clauses (A) and (C), for any violations or defaults, that would not, individually or in the aggregate, have a material adverse effect.

(iv)        Binding Effect. This Agreement and the other Transaction Documents have been duly executed and delivered by such Party and constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law.

(v)         Consents. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement and the other Transaction Documents, and to otherwise perform such Party’s obligations under this Agreement.

(b)          Additional Representations and Warranties of Braeburn. Braeburn represents and warrants to Titan as of the Effective Date, as follows:

(i)          Title to Assets. Braeburn has good, valid and marketable title to, or valid Contract rights in, or the legal right to use, as applicable, the Transferred Assets, free and clear of all Encumbrances except for the following Encumbrances (collectively, “Permitted Encumbrances”): (A) those Encumbrances set forth on Schedule 7(b)(i), (B) Encumbrances released prior to the Effective Date, (C) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations incurred in the ordinary course of business for immaterial amounts, and (D) statutory liens for Taxes, assessments or other statutory or governmental charges not yet due and payable.

(ii)         Compliance with Laws. Except as set forth on Schedule 7(b)(ii), to its Knowledge, Braeburn and its Affiliates, with respect to the Transferred Assets and the Business, are, and during the past three years have been, in compliance in all material respects with all Laws applicable to the ownership and use of the Transferred Assets or the operation of the Business, including any Laws governing the development, approval, sale, marketing, Promotion, or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual.

(iii)        Litigation. There is no proceeding pending or, to Braeburn’s knowledge, threatened in writing against Braeburn or its Affiliates, before or by any Government Authority, relating or affecting the Transferred Assets. There are no Governmental Orders in force against Braeburn or any of its Affiliates with respect to the Transferred Assets. To the knowledge of Braeburn, there are no claims pending or, threatened in writing against Braeburn or any of its Affiliates that (A) challenge the use or ownership rights of Braeburn or any of its Affiliates in respect of any of the Transferred Assets or the Exploitation of Licensed Product or (B) assert that the Exploitation of Licensed Product is, was or will be infringing or otherwise in violation of any Intellectual Property of any Person.

19

(iv)        Taxes. All fees, Taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining all Transferred Intellectual Property that has been issued or granted by, or that has been applied for and are pending issuance or grant with, any Governmental Authority have been paid in full in a timely manner to the proper Governmental Authority. All Transferred Intellectual Property (A) is owned solely by Braeburn and (B) is, to Braeburn’s knowledge, valid and enforceable (if granted).

(v)         Assigned Contracts. Each of the Assigned Contracts is in effect and constitutes a legal, valid and binding Contract of Braeburn and, to Braeburn’s knowledge, each other party thereto, enforceable in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (B) general principals of equity. Braeburn is not and, to Braeburn’s knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any material obligation or material covenant contained in any Assigned Contract, and Braeburn has not given or received written notice to or from any Person relating to any such alleged material default. Neither Braeburn has, nor, to Braeburn’s knowledge, any other party to any Assigned Contract has, waived any of its material rights thereunder or modified any material terms thereof. Neither Braeburn nor any of its Affiliates has received any written notice from a Third Party stating that such Third Party intends to terminate any Assigned Contract. True and complete copies of all Assigned Contracts (including all amendments thereto) have been provided or made available to Titan prior to the Effective Date.

(c)          Acknowledgement of Titan. Titan acknowledges and agrees (on behalf of itself and its Affiliates and other Representatives) that, other than the representations and warranties of Braeburn expressly made in Section 7, there are no representations or warranties of Braeburn or any other Person either expressed, statutory or implied with respect to the Business, the Transferred Assets or the Assumed Liabilities. Titan, together with and on behalf of its Affiliates and other representatives, expressly disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person. Titan acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, the Transferred Assets, including any Transferred Inventory, are sold “as is, where is,” and Titan agrees to accept the Transferred Assets on the Effective Date in the condition they are in at the place they are located on the Effective Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to Braeburn. Without limiting the generality of the foregoing, Titan acknowledges that Braeburn makes no representation or warranty with respect to: (i) any forecasts, projections, estimates or budgets delivered or made available to Titan of future revenues, future results of operations (or any component thereof), future cash flows, or future financial condition (or any component thereof) of the Business; or (ii) any other information or documents made available to Titan or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement or the Schedules or Exhibits hereto. TITAN (on behalf of itself and its Affiliates and ITS AND THEIR Representatives) AGREES THAT THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BRAEBURN IN SECTION 7 ARE IN LIEU OF, AND TITAN (on behalf of itself and its Affiliates and ITS AND THEIR Representatives) HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20

8.             Indemnification.

(a)          General.

(i)           For purposes of this Section 8, “Titan Indemnitees” refers to Titan, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Titan and its Affiliates, and “Braeburn Indemnitees” refers to Braeburn, its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of Braeburn and its Affiliates.

(ii)         The representations, warranties and covenants contained in this Agreement shall survive the Effective Date as follows: (A) all representations and warranties contained in this Agreement shall survive until the date that is [**] months from the Effective Date and shall then expire and be of no force or effect; and (B) each covenant contained in this Agreement shall survive the Effective Date only until the expiration of the term of the undertaking set forth in such covenant, and if no such term is specified, then such covenant shall survive until the date that is [**] months from the Effective Date (each of the foregoing periods, the “Survival Period”). Any right of indemnification pursuant to this Section 8 with respect to a claimed breach of a representation, warranty or covenant will expire on the last day of the applicable Survival Period, and no indemnification or other claim may be brought by a Party alleging misrepresentation or breach of the applicable representation, warranty or covenant after such date.

(iii)        IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY OBLIGATION TO COMPENSATE OR INDEMNIFY THE OTHER PARTY’S INDEMNIFIED PARTIES FOR (A) ANY INDIRECT OR CONSEQUENTIAL DAMAGES CLAIMED BY SUCH OTHER PARTY OTHER THAN IN CONNECTION WITH THEIR RESPECTIVE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS SECTION 8, INCLUDING THE LOSS OF OPPORTUNITY, LOSS OF USE, OR LOSS OF REVENUE OR PROFIT, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR BREACH THEREOF OR (B) ANY PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES.

(b)          Indemnification by Braeburn. Following the Effective Date, but subject to the provisions of this Section 8, Braeburn shall indemnify, defend and hold harmless the Titan Indemnitees from and against, and compensate and reimburse the Titan Indemnitees for, any and all Losses asserted against or incurred by any Titan Indemnitee arising out of or related to: (i) any breach of any representation or warranty made by Braeburn in Section 7, (ii) gross negligence or willful misconduct by Braeburn or any of its Affiliates in the performance by Braeburn or any of its Affiliates of any covenants or agreements contained in this Agreement, except in each case to the extent that Titan is obligated to indemnify a Braeburn Indemnitee for such Losses under Section 8(c). Titan shall take, and shall cause the other Titan Indemnitees to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

21

(c)          Indemnification by Titan. Following the Effective Date, but subject to the provisions of this Section 8, Titan shall indemnify, defend and hold harmless the Braeburn Indemnitees from and against, and compensate and reimburse the Braeburn Indemnitees for, any and all Losses asserted against or incurred by any Braeburn Indemnitee arising out of or related to: (i) any breach of any representation or warranty made by Titan in Section 7, (ii) gross negligence or willful misconduct by Titan or any of its Affiliates in the performance by Titan or any of its Affiliates of any covenants or agreements contained in this Agreement, (iii) the manufacturing, use, marketing, sale, Promotion, packaging, labeling, storage or distribution of Licensed Products by Titan, its Affiliates or any of its or their respective licensees or distributors, including any death, personal injury or other product liability arising out of or related to the Licensed Product or (iv) the use by Titan, or any of the Titan Indemnitees of any Braeburn Marks or any Braeburn Background Technology, except in each case to the extent that Titan is obligated to indemnify a Titan Indemnitee for such Losses under Section 8(c). Braeburn shall take, and shall cause the other Braeburn Indemnitees to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

(d)          Claim Procedure.

(i)          Each Party, on behalf of itself and its respective Titan Indemnitees or Braeburn Indemnitees, as applicable (each such Person, an “Indemnitee”), agrees to provide the indemnifying Party prompt written notice of any Proceeding for which such Indemnitee intends to assert a right to indemnification under this Agreement (a “Claim”); provided, however, that failure to give such notification shall not affect each applicable Indemnitee’s entitlement to indemnification (or the corresponding indemnifying Party’s indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, the estimated amount of Losses, and the specific basis for indemnification hereunder.

(ii)         If any Claim is based on any Proceeding by a third party with respect to which the Indemnitee intends to claim any Losses under this Section 8 (a “Third Party Claim”), the Indemnitee shall promptly notify the indemnifying Party of such Third Party Claim (the “Third Party Claim Notice”). The indemnifying Party shall have the initial right (but not obligation) to defend, settle or otherwise dispose of any Third Party Claim for which an Indemnitee intends to assert a right to indemnification under this Agreement if the indemnifying Party provides written notice to the Indemnitee within 30 days of the Third Party Claim Notice indicating its intention to assume such defense and acknowledging its obligation to indemnify the Indemnitee for any Losses to which such Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation relating to such Claim. After written notice to the Indemnitee of the indemnifying Party’s election to assume the defense of a Third Party Claim, the indemnifying Party shall have the full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnitee shall fully cooperate in such defense; provided, however, that the indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to entering into any judgment, compromise or settlement that (A) does not relate solely to monetary damages (other than non-monetary relief incidental to such monetary damages) arising from such Third Party Claim or (B) does not include as an unconditional term thereof the giving by the Third Party claimant to the Indemnitee of a release from all liability in respect thereof. If the indemnifying Party fails to deliver notice of its intention to assume defense of such Third Party Claim, the Titan Indemnitee(s) or Braeburn Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Third Party Claim; provided, that in such case the Indemnitee shall afford the indemnifying Party an opportunity to participate in such defense, at its cost and expense, and shall consult with the indemnifying Party prior to settling or otherwise disposing of any such Third Party Claim; provided, further, that the Indemnitee shall obtain the written consent of each applicable Indemnitee prior to ceasing to defend, settling or otherwise disposing of the Third Party Claim. If there is a disagreement concerning the obligations of a Party hereunder, either the Indemnitee or the indemnifying Party may initiate litigation in a court of competent jurisdiction pursuant to the applicable provisions of Section 11 for purposes of having the matter settled in accordance with the terms of this Agreement. Notwithstanding the foregoing, the indemnifying Party shall not be entitled to assume the defense of any Third Party Claim, if (1) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee that the Indemnitee reasonably determines cannot be separated from any related claim for money damages or (2) the Third Party Claim could reasonably be expected to result in criminal liability. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying Party shall be entitled to assume the defense of the portion relating to money damages, subject to the provisions of this Section 8(d).

22

9.             Mutual Releases.

(a)          Release by Titan. Titan, on its own behalf and on behalf of its Affiliates, predecessors, successors, and assigns and all others claiming by or through any of the foregoing (collectively, the “Titan Parties”), hereby releases and forever discharges the Braeburn Parties (as defined below) and their respective assigns, attorneys, agents, legal representatives, officers, directors, employees, predecessors, successors, distributors, manufacturers and Affiliates (collectively, the “Braeburn Releasees”) from any and all claims, causes of action, actions, duties, rights, damages, liabilities, losses, and obligations of every kind and manner whatsoever, in law or in equity, judicial or administrative, civil or criminal, whether or not now known, claimed or asserted, which any Titan Party now has, had at any time or may in the future claim to have, against any of the Braeburn Releasees based on, arising out of or related to the License Agreement, any other agreements between the Parties or any other business interactions between the Parties, and based on, arising out of or relating to any actions, omissions, or events prior to the Effective Date (the “Titan Released Claims”); provided, however, that the foregoing release shall not include, and Titan shall retain, all claims, causes of action, actions, duties, rights, damages, liabilities, losses, or obligations (i) arising out of or under this Agreement or the other Transaction Documents, or (ii) that are outstanding payment obligations that have accrued under Section 6.1 or 6.2 of the License Agreement.

(b)          Release by Braeburn. Braeburn, on its own behalf and on behalf of its Affiliates, predecessors, successors, and assigns and all others claiming by or through any of the foregoing (collectively, the “Braeburn Parties”) hereby releases and forever discharges the Titan Parties and their respective assigns, attorneys, agents, legal representatives, officers, directors, employees, predecessors, successors, distributors, manufacturers and Affiliates (collectively, the “Titan Releasees”) from any and all claims, causes of action, actions, duties, rights, damages, liabilities, losses, and obligations of every kind and manner whatsoever, in law or in equity, judicial or administrative, civil or criminal, whether or not now known, claimed or asserted, which any Braeburn Party now has, had at any time or may in the future claim to have, against any of the Titan Releasees based on, arising out of or related to the License Agreement, any other agreements between the Parties or any other business interactions between the Parties, and based on, arising out of or related to any actions, omissions, or events prior to the Effective Date (the “Braeburn Released Claims” and together with the Titan Released Claims, the “Released Claims”); provided, however, that the foregoing release shall not include, and Braeburn shall retain, all claims, causes of action, actions, duties, rights, damages, liabilities, losses, or obligations arising out of or under this Agreement or the other Transaction Documents.

23

(c)          Unknown Claims. Each Party further agrees that the releases set forth in Sections 9(a) and 9(b) are specifically applicable to any and all injuries, losses and damages sustained by such Party, whether presently known or unknown, foreseen or unforeseen or which may subsequently develop arising out of or relating to the Released Claims. Each Party expressly waives and assumes the risk of any and all claims for damages of which such Party does not know or suspect to exist, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect such Party’s decision to enter into this Agreement.

(d)          California Code. The Parties understand and agree that all rights under Section 1542 of the California Civil Code and any other similar statute are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

This waiver of Section 1542 is an essential term of this Agreement without which the agreement would not have been reached.

(e)          Covenant Not to Sue.

(i)          Except for any action to enforce or for breach of this Agreement or the other Transaction Documents, the Braeburn Parties and the Titan Parties further agree and hereby covenant that they will not, directly or indirectly, on their own behalf or acting on behalf of or through any non-releasing party, initiate or maintain any lawsuit, arbitration or other Proceeding, whether legal or equitable, against any of the Braeburn Releasees or Titan Releasees, as applicable, arising from or related to the Released Claims. Neither the Titan Parties nor the Braeburn Parties will aid or assist any Third Party in any way in investigating, initiating or pursuing any action, suit or cause of action, including any class action suit, with respect to any Released Claim or against any Braeburn Releasees or Titan Releasees, as applicable, including by sharing of experts and/or their reports by providing testimony, unless required to do so by legal process. Each Braeburn Releasee and Titan Releasee may plead this Agreement as a complete defense and bar to any Released Claim brought in contravention hereof.

(ii)         In the event a Titan Party brings, causes to bring or assists in bringing a Titan Released Claim or any contribution or indemnification claim based on the License Agreement against any Braeburn Releasee, Titan shall, jointly and severally, indemnify, defend and hold harmless any Braeburn Releasee against which or whom such Titan Released Claim or contribution or indemnification claim is brought from and against any and all costs, fees, liabilities, expenses, damages, judgments, interests, debts or losses incurred or suffered in connection therewith, including fees and disbursements of counsel and other professionals and court costs incurred in connection with enforcing the terms of this Section 9(e).

24

(iii)        In the event a Braeburn Party brings, causes to bring or assists in bringing a Braeburn Released Claim or any contribution or indemnification claim based on the License Agreement against any Titan Releasee, Braeburn shall, jointly and severally, indemnify, defend and hold harmless any Titan Releasee against which or whom such Braeburn Released Claim or contribution or indemnification claim is brought from and against any and all costs, fees, liabilities, expenses, damages, judgments, interests, debts or losses incurred or suffered in connection therewith, including fees and disbursements of counsel and other professionals and court costs incurred in connection with enforcing the terms of this Section 9(e).

10.            Miscellaneous

(a)          Entire Agreement. This Agreement, together with all of the Exhibits and Schedules hereto (which are hereby incorporated by reference), and the other Transaction Documents constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous oral and written agreements, understandings or arrangements relating to the subject matter hereof.

(b)          Controlling Law; Venue; Specific Performance.

(i)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the doctrine of conflict of laws.

(ii)         Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in courts of competent jurisdiction located in the borough of Manhattan, New York, New York. Consistent with the preceding sentence, each of the Parties: (A) expressly and irrevocably consents and submits to the jurisdiction of the courts of competent jurisdiction in the borough of Manhattan, New York, New York (and each appellate court located in the State of New York) in connection with any such Proceeding; (B) expressly agrees that the courts of competent jurisdiction in the borough of Manhattan, New York, New York shall be deemed to be a convenient forum; and (C) expressly agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in the courts of competent jurisdiction in the borough of Manhattan, New York, New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(iii)        The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (A) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (B) any defenses in any Proceeding for specific performance, including the defense that a remedy at law would be adequate.

25

(c)          Notices.

(i)          Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by facsimile, or by overnight express mail (e.g., FedEx) to any one member of the Transition Team appointed by the Party which is to receive such written communication, or any other way as the Transition Team deems appropriate.

(ii)         Extraordinary notices and communications (including notices of termination, Force Majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

If to Braeburn:

Braeburn Pharmaceuticals, Inc.
450 Plymouth Rd., Suite 400
Plymouth Meeting, PA 19462
Attention: President & CEO

With a copy (which shall not constitute notice) to:

notices@braeburnpharma.com

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
Attn: Asher M. Rubin
E-mail: asher.rubin@hoganlovells.com
Fax: (410) 659-2701

If to Titan:

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080-1921
Attention: President & CEO (Sunil Bhonsle)
Fax No.: (650) 244-4956

(d)          Assignment. Except as provided in this Section 10(d), neither Party may transfer or assign this Agreement or any part hereof, directly, by operation of law, or otherwise, without the other Party’s prior written consent. Notwithstanding the foregoing, either Party may assign or transfer this Agreement or any or all of its rights or obligations under this Agreement, in whole or in part, without the consent of the other Party to (i) any Affiliate or (ii) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective successors and permitted assigns. Any attempted transfer or assignment in violation of the foregoing shall be null and void.

26

(e)          Amendments and Waivers. No terms or provisions of this Agreement shall be varied or modified by any prior, contemporaneous or subsequent statement, conduct or act of either of the Parties, whether oral or written, except that the Parties may amend this Agreement by written instrument specifically referring to this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the Party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

(f)          Publicity. The Parties agree to keep the existence of this Agreement, the terms and conditions hereof, the transactions contemplated hereby, and any proposed termination hereof and any information disclosed by one Party to the other Party in connection with the foregoing strictly confidential; provided, however that:

(i)          The Parties may each issue a press release announcing this Agreement and the transactions contemplated hereby in a form mutually agreed by them, and, except for any disclosure under (ii), (iii) or (iv), prior to making any subsequent public announcements regarding this Agreement or the transactions contemplated herein, each Party agrees to provide the other Party with a reasonable opportunity to review and comment upon such proposed announcement;

(ii)         Titan and Braeburn may disclose the terms and conditions of this Agreement to assert or enforce such Party’s rights under this Agreement, or to the extent that such disclosure is required by Law or legal process, including without limitation the securities Laws of the United States, and the Parties acknowledge and agree that the determination that a disclosure is required by Law shall be made in the sole, but reasonably exercised, discretion of the Party making such disclosure.

(iii)        If reasonably required in connection with the conduct of their respective businesses, Titan and Braeburn may disclose the existence or terms of this Agreement to bankers, other business associates, shareholder, potential investors and analysts if such persons have agreed in writing to keep the information confidential, and upon the request of either Party, the other Party shall identify those Third Parties to whom such disclosure has been made.

(iv)        Notwithstanding the foregoing, (A) each Party may, following the Effective Date, make internal announcements to their respective employees and Affiliates regarding this Agreement and the transactions contemplated hereby, (B) each Party may, following the Effective Date, make public announcements that are consistent with the contents of the press releases contemplated by Section 10(f)(i), and (C) each Party may, subject to Section 6(b)(ii), communicate with any Governmental Authority, customers and suppliers regarding this Agreement and the transactions contemplated hereby (to the extent that, in the case of customers and suppliers, such communications are consistent with the contents of the press releases contemplated by Section 10(f)(i)).

27

(v)         Without limiting the foregoing, it is understood that the Parties may (A) make disclosure of this Agreement and the terms hereof in filings required by the United States Securities and Exchange Commission (the “SEC”) or other Governmental Authority or securities exchange, or (B) file this Agreement as an exhibit to a filing with the SEC or other Governmental Authority or exchange; provided however, that the Party seeking to make such disclosure first provides the other Party a copy of the proposed disclosure reasonably in advance of such disclosure and will incorporate any reasonable comments from the other Party; provided further that with respect to any SEC filing that includes this Agreement or any amendment hereto, the Party seeking the disclosure shall provide the other Party two Business Days to review such disclosure and propose redactions to the Agreement and any amendment hereto to be filed with the SEC, which proposed redactions shall be considered and incorporated in good faith.

(g)          Force Majeure. Neither Party shall be liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement during the period of time when such failure or delay is caused by or results from Force Majeure. The affected Party shall notify the other Party of such Force Majeure act or event as soon as reasonably practicable and shall use Commercially Reasonable Efforts to remedy its inability to perform and limit the scope and duration of any suspension of performance.

(h)          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

(i)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

(j)          Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but, depending on the context, not necessarily exclusive. The terms “include” and “including” are not limiting and mean “including without limitation.” Use of a particular gender is for convenience only and is not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

[Signature Page Follows]

28

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Marck Rubin

Name: Marc Rubin, M.D.
Title: Executive Chairman

[Signature Page to Termination and Transition Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

BRAEBURN PHARMACEUTICALS, INC.

By:	/s/ Michael Derkacz
Name: Michael Derkacz
Title: President and CEO

[Signature Page to Termination and Transition Support Agreement]

Schedule 1(f)

Domain Names

[***************************************]

probufan.com
probuphan.com
probuphine.biz
probuphine.ca
probuphine.co
probuphine.com
probuphine.me
probuphine.mobi
probuphine.org
probuphine.us
probuphine.ws
probuphinearmimplants.com
probuphinearmrods.com
probuphineimplant.biz
probuphineimplant.ca
probuphineimplant.co
probuphineimplant.info
probuphineimplant.me
probuphineimplant.mobi
probuphineimplant.net
probuphineimplant.org
probuphineimplant.us
probuphineimplant.ws
probuphineinarmimplants.com
probuphinerems.com
probuphineremstraining.com
probuphinerodimplants.com
probuphinerods.com
probuphinerodsinarm.com
probuphinesubdermalrods.com

Schedule 1(i)

Excluded State Licenses

[*******************************]

Schedule 3(a)(iv)

List of Assigned Contracts

[*******************************************]

Schedule 5(b)

Transition Services

Service	Description	List of Services
Commercial	Physician, Patient and Payer Services/Support	[*****************************]
Physician/Patient HUB	Enables physicians and patients to receive Product	[*****************************]
FDA REMS Requirements	Probuphine Physician and Implanter Qualifications	[*****************************]
Pharmaco-vigilance	Medical Information/AE Reporting/Product Complaints – ProPharma	[*****************************]
Medical Affairs		[*****************************]
Regulatory Affairs	Post NDA transfer, TTNP is legally responsible for all communications and submissions with FDA.	[*****************************]
Manufacturing CMC	Contract Manufacturing DPT Contract Labeling and Kitting Sharp Contract Manufacturing Applicator Testing Protocols Applicator / Probuphine	[*****************************]
Finance		[*****************************]

Schedule 5(d)

Transition Team

Braeburn: Louis Ricigliano and Paul Johnson

Titan: Katherine Beebe and Colleen Dzwonek

Schedule 7(b)(i)

Permitted Encumbrances

[********************************]

Schedule 7(b)(ii)

Compliance with Laws

Braeburn was required to conduct a Phase IV Clinical Trial with respect to the Product by the FDA and such trial has not yet been completed.